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                                                                  Exhibit 99.11



FOR IMMEDIATE RELEASE             CONTACT:

                                  (INVESTORS)    David Tinkham
                                                 Chief Financial Officer
                                                 (312) 917-4288

                                  (MEDIA)        Susan Crusoe
                                                 Sr. Vice President
                                                 Horizon Group Properties
                                                 (312) 917-8877

                       HORIZON GROUP PROPERTIES, INC. EXECUTES
                     CONTRACT FOR SALE OF SEVEN SHOPPING CENTERS

(CHICAGO, ILLINOIS - MARCH 29, 2000) -- Horizon Group Properties, Inc. (HGP), (NASDAQ: HGPI), an owner, operator and developer of outlet and other retail centers today announced that it had signed a contract with Triple Net LLC for the sale of seven of the Company's shopping centers. The contract provides for Triple Net to complete their due diligence on the properties on or about April 24, 2000 and to close on the transaction on or about June 7, 2000. The contract price for the seven centers is $93.5 million, payable in cash at closing. The centers are subject to debt with a current principal balance of approximately $57 million, which the Company will repay at closing.

     During the due diligence period, Triple Net may terminate the contract for any reason. After the due diligence period, a penalty of $1 million is payable upon termination of the contract by Triple Net prior to May 24, 2000 (which penalty increases to $1.5 million for the period from May 24 to June 7, 2000), with the exception of the occurrence of limited events. There can be no assurance at this time that the contract will be consummated on the terms described above. If the sale is consummated, the Company would recognize a substantial loss for income tax purposes.

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     The centers subject to the contract are located in Dry Ridge, KY,
Holland, MI, Laughlin, NV, Medford, MN, Monroe, MI, Norton Shores, MI and Warrenton, MO. They contain 1.6 million square feet of gross leasable area. The Company's other centers not covered by the contract are located in Daleville, IN, Gretna, NE, Sealy, TX, Somerset, PA, Traverse City, MI and Tulare, CA containing a total of 1.1 million square feet of gross leasable area.

     Gary J. Skoien, chairman, president and chief executive officer of HGP commented, "We believe the sale price for these properties reflects the success of our efforts to increase their value through aggressive leasing, marketing and capital expenditure programs. The sale proceeds will allow the Company to consider the pursuit of business opportunities outside the traditional retail outlet industry."

     "We are considering strategies to maximize the value of our anticipated tax situation," said Skoien. "The acquisition or commencement of a high cash flow business will allow us to offset income with the losses which would be generated by the sale of these properties.

     Based in Chicago, Illinois, Horizon Group Properties, Inc. has 12 operating factory outlet centers and one power center in 11 states totaling more than 2.7 million square feet.

SAFE HARBOR STATEMENT: The statements contained herein which are not historical facts are forward looking statements based upon economic forecasts, budgets, and other factors which, by their nature, involve known risks, uncertainties and other factors which may cause the actual results, performance or achievements of Horizon Group Properties, Inc. to be materially different from any future results implied by such statements. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and general economy, competitive factors, interest rates and other risks inherent in the real estate business. For further information on factors which could impact the Company and the statements contained herein, reference is made to the Company's filings with the Securities and Exchange Commission.